Issuer Free Writing Prospectus Filed Pursuant to Rule 433 Registration Statement No. 333-239229 Dated August 5, 2020 (To Preliminary Prospectus dated July 28, 2020)

Free Writing Prospectus
Jupiter Wellnes, Inc. Company Presentation

This free writing prospectus relates to the proposed initial public offering of shares of common stock of Jupiter Wellnes, Inc. (the “Company”), which are being registered on a Registration Statement on Form S-1 (No. 333-39229) (the “Registration Statement”). This free writing prospectus should be read together with the preliminary prospectus dated July 28, 2020 included in that Registration Statement, which can be accessed through the following link:https://www.sec.gov/Archives/edgar/data/1760903/000126493120000144/cdbs1a2.htm

The Company has filed a registration statement (including a preliminary prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. The Registration Statement has not yet been declared effective by the SEC. Before you invest, you should read the preliminary prospectus in that registration statement (including the risk factors described therein) and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling WestPark Capital, Inc. (contact Craig Kaufman) at (347) 923-7404.

JUPITER WELLNESS

JupiterWellnessinc.com | 833-4-SUNCARE | 561.244.7100 | info@JupiterWellnessinc.com

CAUTIONARY NOTE ON FORWARD LOOKING STATEMENTS

Certain statements in this presentation regarding strategic plans, expectations and objectives for future operations or results are "forward-looking statements" as defined by the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as "anticipate," "believe," "forecast," "estimate" and "intend," among others. These forward-looking statements are based on Jupiter Wellness' current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our need for additional financing; uncertainties of patent protection and litigation; uncertainties of government or third party payor reimbursement; limited research and development efforts and dependence upon third parties; and risks related to failure to obtain U.S. Food and Drug Administration clearances or approvals and noncompliance with its regulations. As with any pharmaceutical under development, there are significant risks in the development, regulatory approval and commercialization of new products. The forward-looking statements in this presentation are made as of the date of this presentation, even if subsequently made available by Jupiter Wellness on its website or otherwise. Jupiter Wellness does not undertake an obligation to update or revise any forward-looking statement, except as required by law. Investors should read the risk factors set forth in the Annual Report on Form 1-K for the year ended December 31, 2019, as filed with the Securities and Exchange Commission (the "SEC") on June 30, 2020, the Form S-1 Registration Statement which includes the financial statements for the year ended December 31, 2019 and the three months ended March 31, 2020 as file with the SEC on June 17, 2020 and other periodic reports and current reports filed with the SEC on or after the date thereof. All of Jupiter Wellness' forward-looking statements are expressly qualified by all such risk factors and other cautionary statements.

DISCLAIMER REGARDING USE OF INTELLECTUAL PROPERTY RIGHTS IN THIS PRESENTATION

This presentation may contain trademarks, service marks, trade names and copyrights of other companies, which are the property of their respective owners. Solely for convenience, some of the trademarks, service marks, trade names and copyrights referred to in this presentation may be listed without the TM, SM, ©, ® or ™ symbols, but Jupiter Wellness will assert, to the fullest extent under applicable law, the right of the applicable owners, if any, to these trademarks, service mark, trade names and copyrights.

Transaction Overview

Issuer	Jupiter Wellness
Exchange/ Proposed Ticker	Nasdaq / JUPW
Offering Size and Over-Allotment	$7.5 MM Plus 15%
Offering Type	Unit; 1 common share and 1 warrant Exercisable at $8.50
Proposed Price Per Unit	$7.50
Use of Proceeds	• Approximately 42% for clinical trials, research studies & further proprietary product development. • Approximately 43% for general working capital and corporate purposes • Approximately 15% Complete Magical Beasts acquisition.
Lead Book Running Manager	WestPark Capital
Co-Book Running Managers	Kingswood Capital Markets, Dawson James Securities
Auditor	M&K CPAs, LLC
IPO Legal Counsel	Sichenzia, Ross & Ference LLP

CaniDermRx

CBD Topical Therapeutic Cream

CBDCARING

CBD Cosmetic Product/ eCommerce

JUPITER WELLNESS

CANISKIN

Skincare Lotion

JUPITER WELLNESS

Hand Sanitizer & PPE

Jupiter Wellness develops and markets unique proprietary therapeutic and cosmetic wellness products.

CANIsun™

PATENT PENDING SUNSCREEN

- Innovative CBD infused Reef Friendly SPF Sunscreen Formulations.
- Lotion, Continuous Spray & Lip Balm.
- Potential to Disrupt the Global Sunscreen market (2019 is $8.5 billion). (6).
- Manufactured with FDA approved sun care actives using proprietary patent pending formulas.
- Infused with CBD isolate. THC free.
- Broad-spectrum SPF protection.
- Complies with all FDA sunscreen regulations
- CBD sunscreen may help reduce UV damage.
- Patent Filed (US: 63/005,854)
- Sun Bum was Acquired by SC Johnson in June 2019. Terms not disclosed, WSJ estimated deal at $400 million.



CANIsun
55
50
30
Sunscreen Lotion
Face
CBD

6) https://www.statista.com/statistics/866356/sunscreen-ingredients-global-market-size-forecast/

Protects the viability of skin cells from UVB irradiation

GLP Skin Viability Study (completed: May 2020)

- Purpose: Determine the protective effect of CBD in CaniSun sunscreen with CBD vs. control in UV induced cell killing.
- The GLP (Good Laboratory Practice) study is utilizing cultured human cell lines to evaluate what effect CBD has on keratinocytes and melanocytes irradiated with UV light.
- Determination of cell viability in UV light:
  - cell lines
  - cell lines plus CBD isolate CaniSun
- CBD shows dose-dependent increase in protection of both keratinocytes and melanocytes to UV-induced cell death.



CBDCARING™

Wellness Brands

Expands Marketing & Brand Portfolio:.

- Leadership team of seasoned marketing experts with Infrastructure in place.
- Leverage existing relationships to expand distribution and sales.
- Experienced Industry leaders.
- CBD Caring wellness products meet or exceed state, federal, & international regulatory requirements
- Brands formulated to help consumers achieve wellness goals.

cbdcaring.com


COMFORT CREAM
RADIANT RELIEF
TEMPLE TONIC

bella™

WELLNESS CBD 1937™


CBDCARING

fitCBD™

BLACK BELT CBD™

JACK™



CBDCARING

DIGITAL MARKETING


Wherever life takes you, CaniSun protects you.


Winter Park Colorado is 12,060 ft. closer to the Sun
Save 20%
on all Canisun Products


Infused with CBD
CANISUN
Healing Lip Balm
FREE GIFT
WITH PURCHASE
Receive a FREE CaniSun CBD-Infused Lip Balm with any CBD Caring purchase


PATENT PENDING REEF FRIENDLY SUN CARE FOR THE ENTIRE FAMILY


bella
LA DORMITA MIST
CBD-INFUSED SLEEP MIST

CaniDermRx

INNOVATIVE TREATMENT OF ECZEMA

Market Disruption Opportunity:

- The global Eczema-atopic dermatitis treatment market in 2018 was valued US$ 7.7 Bn. The atopic dermatitis treatment market is expected to grow at a CAGR of 12% during the forecast period of 2019-2029 (5)
- Eczema (Atopic Dermatitis) effects 31.6 million Americans; 10% of the population (3).
- 86% not satisfied with their treatment (4)
- People want more and better treatment options (4)

CaniDermRx: Dual mechanism of relief:

CBD & Aspartame (ASN) (Cox-2 inhibitors).

Indications:

- Eczema
- Non-atopic dermatitis (rash; itch)
- Targets inflammation
- Pain & Burn relief

Distribution Strategy:

- Drug and super market chains
- online retail




Eczema Relief Cream
CANIDERMRx
MULTI USE • ANTI-ITCH • ANTI-INFLAMMATION
Net Wt 2.0 OZ (56 g)

3) https://www.medicalnewstoday.com/articles/14417
4) https://nationaleczema.org/in-your-words/
5) https://www.futuremarketinsights.com/reports/atopic-dermatitis-treatment-market#:~:text=The%20global%20atopic%20dermatitis%20treatment%20market%20in%202018%20was%20valued,forecast%20period%20of%202019%2D2029.

CaniDermRx Current Clinical Trial

Objective : Preliminary Assessment; CaniDermRX
Safety & efficacy of Lotion formulated with CBD & ASN.

Treatment: Eczema, Atopic Dermatitis.

Lab: Applied Biology Inc, Newport Beach, CA
Coordinator: Andy Goren M.D.

Clinic Protocol:

- Investigational cosmetic ingredient (CBD)
- Double-blinded placebo controlled
- 90 patients – topical dose at least 2x per day
- End point – proportion of success in ISGA score at 29 days
- DNA analysis of samples
- Measure pain and itch after 30 minutes
- Data expected Q3 2020
- Expect IND Filing Q1 2021





Eczema Treatment Market

CaniDermRx

OTC Topical cream formulated to help treat:

- Eczema, Atopic Dermatitis
- Burns
- Cold Sores & Fever Blisters.
- Works through Endocannabinoid System (CB2 receptors) and inhibition of proteolytic enzymes involved in inflammation and pain.
- High potential for market disruption.
- Pending successful completion of our controlled clinical trial, this product could be available OTC in Q4 2020.
- US Patent Filed (USAN: 62/ 884,955)

eucrisa
crisaborole ointment 2%

- Prescription Ointment used to treat mild-to-moderate atopical dermatitis. 37% efficacy
- (Pfizer projects $2 Billion peak sales)

abreva

- Non Prescription OTC Topical cream.
- Temporarily treats cold sores/ fever blisters (herpes labialis) symptoms.
- Side effects: redness or swelling
- ($200 Million annual sales) Not FDA Approved

Silvadene
Silver Sulfadiazine Cream

- Prescription topical cream for burns

DUPIXENT

- Dupixent: Prescription injection: 2019 Revenue: Q3 sales up 142% to $635 million. First 9 months sales $1.56 billion.

CANISKIN™

Moisturizing Lotions


CANISKIN
Moisturizing
Body Lotion
Moisturizes & Helps Provide A
More Healthy, Radiant Appearance
300 mg Hemp
Hyaluronic Acid
Hypoallergenic
Dermatologist Tested
12 FL OZ (355 mL)

Moisturizing Body Lotion with CBD

- Hyaluronic Acid
- Dermatologist Tested
- 300mg CBD isolate. THC Free
- Daily Lotion with SPF in development
- Paraben-free; sulfate-free; phthalate-free; silicone-free; synthetic fragrance-free *Noncomedogenic *Made in the USA.

CANISKIN™

Skincare Lotion

Intense Therapy Anti-itch Formula with CBD (in formulation)

- Contains patented Novel Yeast Extract formula; was vastly superior in clinical trials to the CO containing lotion (Aveeno™ Eczema Therapy Moisturizing Cream).
- Clinically shown to relieve itch in as little as one minute after application.
- CeraVe 2019 sales $107 million
- A double-blinded study of 60 patients was conducted: 24 of 35 subjects reported immediate itch relief, the remaining 11 subjects reported relief in under three minutes.
- Patented formula

Hand Sanitizer & PPE


JUPITER
HAND
SANITIZER
CONTINUOUS SPRAY

- Strategic response to overwhelming demand for hand sanitizer & PPE
- Utilizes existing production supply chain and marketing capacity.
- Marketed through CBD Caring's established sales & distribution channels.




≥95%
KN95



QUALITY MANUFACTURING: Products Made in the USA

CANISUN™ CBDCARING™ CANISKIN™ CaniDermRx



- Manufactured in Daytona Beach, FL: CGMP state of the art 50,000 sq. ft facility.
- 30+ Years cosmetic formulation/development expertise across multiple categories (sun care, skin care and topical healthcare).
- Track record of formulating major brands (Hawaiian Tropic, Sun Bum, Loreal)

JUPITER WELLNESS TEAM



Dr. Glynn Wilson
Chairman & Head of R&D

Glynn brings an extensive background of success in corporate management and product development with tenures in both multinational and start-up biotech organizations. He was formerly Head of Drug Delivery at SmithKline Beecham Pharmaceuticals, Research Area Head in Advanced Drug Delivery at Ciba-Geigy Pharmaceuticals, and Founder, CEO and Chairman of TapImmune Inc. for 12 years which became Marker Therapeutics through merger. At TapImmune he licensed cancer vaccine technology platforms and established the clinical pipeline.



Brian John
CEO & Director

Investor and advisor to companies around the globe. Founder of a highly successful financial consulting firm specializing in assisting emerging growth companies primarily in the sub- $100 million space. Serves on the board of directors of The Learning Center at the Els Center of Excellence



Doug McKinnon
CFO

Mr. McKinnon's 35 year professional career includes financial, advisory and operation experience across a broad spectrum of industries, including oil & gas, technology, cannabis and communications. Mr. McKinnon has been involved ranging venture capital start-ups to institutionally backed public in organizations companies. Mr. McKinnon has significant experience with merger, acquisition and turnaround. Mr. McKinnon has a MBA & BBA from Texas Christian University. He spent nine years as a CPA with PWC in their S.E.C Communications and Oil & Gas Practice Sections.



Rich Miller
COO & Director

Co-Founder of Teeka Tan Products. Designed, Created and Launched a full line of suncare products. Built & Managed boutique financial consulting firm focused on financing and servicing uniquely positioned emerging growth companies. Title I & Safe Schools Advocate.

JUPITER WELLNESS TEAM

Krista Whitley CEO of CBD Caring

- Founder of CBD Caring.
- Award-winning fast growth entrepreneur
- Named by Green Entrepreneur as one of the Top 100 Cannabis Leaders in the Medical category
- Named by the Cannabis Business Awards as the "Most Innovative Company" of 2018
- Founding board member for the Conscious Capitalism Chapter of Las Vegas

Chad Levitt Director of Sales and Marketing

- Served as Chief Commercial Officer/ Head of Global Sales for Mile High Labs International Inc.
- Chad served as Chief Commercial Officer at MHL, the World's largest CBD company. Global Sales Teams achieved 78% YOY increase in sales revenues.

Dr. Tony Hugli Scientific Advisor

- Published over 250 peer-reviewed articles
- Co-founder of The Protein Society
- Co-founder of the journal Protein Science
- Editor-in-Chief of Immunopharmacology
- Co-Editor-in-Chief of J. of International Immunopharmacology
- Editorial Board of multiple scientific journals (JBC, Biochemistry, etc.)
- Served on multiple NIH review boards (Allergy/Immunology)
- Co-inventor of multiple patents (US #6,297,024 issued Oct. 2, 2001; US #6,534,383 issued March 18, 2003; and US #7,816,327 issued Oct. 19, 2010)

Christopher Melton Director

- Served as a Vice President at JPMorgan Investment Management
- Portfolio Manager for Kingdon Capital Management
- Principal and co-founder of Callegro Investments
- Senior Real Estate Equity Analyst at RREEF Funds in Chicago
- Chairman of the Audit Committee of a NASDAQ listed company.

Byron T. Young Director

- Founder of both Assist Wireless and Young Energy dba Payless Power.
- Serves as Senior Advisor and board member to Young Energy.
- Expertise in telecommunications, energy, as well as and the cannabis and hemp industries.

Tim Glynn Director

- 25 years on Wall Street
- Has built, funded and sold multiple public & private businesses
- Seasoned advisor to C-Level executives, high net worth individuals, institutions, trusts
- Served as Chief Investment and Innovation Officer for Children's Home Society of Florida

Dr. Hector Alila Director

- 30 years of scientific experience in product development and management
- Founder and CEO of Esperance Pharmaceutical
- Served as Sr. VP of Drug Development at Protalex, Inc.
- VP of Product Development at Cell Pathways, Inc
- Director of Biology & Pharmacology at GeneMedicine, Inc.

JUPITER WELLNESS CAP TABLE

Capitalization - Common Stock	
Shares Issued and Outstanding as of March 31, 2020	6,893,000
Shares issued in the offering (i)	1,000,000
Post-Offering Shares Issued and Outstanding (ii)	7,893,000

(i) Does not include overallotment to underwritters or shares subject to warrants to purchase common stock in the offering.

(ii) Does not include exercise of warrents, options or conversion of convertible debt

APPENDIX

1). https://www.grandviewresearch.com/industry-analysis/cbd-skin-care-market#:~:text=The%20global%20CBD%20skin%20care,CBD%20infused%20personal%20care%20products.market

2) https://www.cosmeticsdesign-europe.com/Article/2020/01/28/Global-CBD-skin-care-market-size-worth-870.5m-by-2024-with-indie-beauty-fuelling-growth#

3) https://www.medicalnewstoday.com/articles/14417

4) https://nationaleczema.org/in-your-words/

5) https://www.futuremarketinsights.com/reports/atopic-dermatitis-treatment-market#:~:text=The%20global%20atopic%20dermatitis%20treatment%20market%20in%202018%20was%20valued,forecast%20period%20of%202019%2D2029.

6) https://www.statista.com/statistics/866356/sunscreen-ingredients-global-market-size-forecast/

JUPITER
WELLNESS

JupiterWellnessinc.com | 833-4-SUNCARE | 561.244.7100 | info@JupiterWellnessinc.com